Issuer Free Writing Prospectus filed pursuant to Rule 433 Registration No. 333-132747 Dated June 22, 2007

Performance

Performance Securities with Partial Protection
Linked to the UBS Bloomberg Constant Maturity Commodity Index (CMCI)
Excess Return (USD)

UBS AG, Jersey Branch

Indicative Terms

Issuer	UBS AG (Jersey Branch)

Issue Price	$10 per Security

Underlying Index	UBS Bloomberg Constant Maturity Commodity Index (“CMCI”) Excess Return (the “Index”)

Term	3 years

Participation Rate	110% to 120% (to be determined on the trade date)

Payment on Maturity Date	Investors will receive a cash payment at maturity that is based on the Index Return:
	w	If the Index Return is positive, you will receive 100% of your full principal plus an additional payment equal to your principal X the Index Return X the Participation Rate
	w	If the Index Return is between 0% and –20%, you will receive 100% of your full principal
	w	If the Index Return is less than –20%, you will lose 1% or fraction thereof of your principal for each percentage point or fraction thereof that the Index Return is below –20%
If the Index has declined by more than 20% over the term of the Securities, you may lose up to 80% of your principal at maturity.

Index Return	Index Ending Level – Index Starting Level

Index Starting Level

Index Starting Level	The closing level of the Index on the trade date

Index Ending Level	The closing level of the Index on the final valuation date

Trade Date*	July 26, 2007

Settlement Date*	July 31, 2007

Final Valuation Date*	July 27, 2010

Maturity Date*	July 30, 2010

* Expected

Product Description

Offering Growth Potential

The Performance Securities with Partial Protection linked to the UBS Bloomberg Constant Maturity Commodity Index Excess Return (the “Securities”) provide exposure to potential price appreciation in the Index as well as partial protection at maturity. Partial protected investments issued at UBS can help reduce portfolio risk while maintaining exposure to commodities. The partial protection feature only applies if the Securities are held to maturity. The term “Excess Return” in the title of the Index is not intended to suggest that the performance of the Index at any time or the return on your Securities will be positive or that the Index is designed to exceed a particular benchmark.

Benefits

❑	Growth Potential: Investors participate at a rate of between 110% and 120% in any upside performance of the Index.

❑	Partial Protection of Capital: At maturity, your principal is protected from the first 20% of any negative Index Return.

❑

New Benchmark Index: The Index is designed to be an international benchmark for modern commodity investing. The Index is composed of a basket of 28 commodity futures with up to 5 different investment maturities for each individual commodity and uses a unique calculation methodology reflecting the relative importance of each individual commodity in the Index to the world economy.

Scenario Analysis at Maturity

Assumptions: Participation Rate of 115%; Partial Principal Protection of 20%

This offering summary represents a summary of the terms and conditions of the Securities. We encourage you to read the preliminary prospectus supplement and accompanying prospectus related to this offering dated June 22, 2006.

We are using this issuer free writing prospectus and the attached preliminary prospectus to solicit from you an offer to purchase the Securities. You may revoke your offer to purchase the Securities at any time prior to the time at which we accept such offer by notifying the relevant agent. We reserve the right to change the terms of, or reject any offer to purchase, the Securities prior to their issuance. We will notify you of any material changes to the terms of the Securities.

In the event that we make any change to the expected trade date and settlement date, the final valuation date and the maturity date will be changed to ensure that the stated terms of the Securities remains the same.

Issuer Free Writing Prospectus
filed pursuant to Rule 433
Registration No. 333-132747
Dated June 22, 2007

Index Description

UBS Bloomberg Constant Maturity Commodity Index (“CMCI”) Excess Return

The CMCI Excess Return is composed of 28 futures contracts with up to five different investment maturities for each individual commodity. The Index is rebalanced monthly. The commodities represented in the Index include agriculture, energy, livestock, industrial metals and precious metals.

Target Weights

Please refer to page S-18 of the attached preliminary prospectus for detailed weightings.

Historical Performance

The graph below illustrates the performance of the Index from 7/31/1998 to 6/20/07 in comparison to the S&P GSCI Excess Return Index (GSCI®), the Dow Jones-AIG Commodity IndexSM Excess Return, and the Rogers International Commodity Index® Excess Return. The data for the CMCI Excess Return is derived by using the Index’s calculation methodology with historical prices.

Historical performance is not indicative of future performance.

Investor Suitability and Key Risks

The Securities may be suitable for you if:
w	You seek an investment with a return linked to the performance of the Index

w	You seek an investment that offers protection for 20% of the principal amount of the Securities when the Securities are held to maturity

w	You are willing to hold the Securities to maturity

w	You do not seek current income from this investment

w	You are willing to invest in the Securities based on the range indicated for the Participation Rate (the actual Participation Rate will be set on the trade date)

w

You are willing to accept the risk of fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

The Securities may not be suitable for you if:
w	You are unable or unwilling to hold the Securities to maturity

w	You seek an investment that is 100% principal protected

w	You prefer the lower risk, and therefore accept the potentially lower returns, of fixed income investments with comparable maturities issued by companies with comparable credit ratings

w	You seek current income from your investments

w	You seek an investment for which there will be an active secondary market

w	You will create an over-concentrated position in any particular commodity sector of your portfolio by owning the Securities.

w

You are not willing to be exposed to fluctuations in commodities prices in general and exchange-traded futures contracts on physical commodities traded on various international exchanges in particular.

Key Risks:

w	At maturity, if the Index has declined by more than 20% over the term of the Securities, you may lose up to 80% of your principal at maturity.

w	Partial principal protection will apply only if you hold the Securities to maturity—You should be willing to hold the Securities to maturity.

w	Market risk—the return on the Securities is linked to the performance of the Index and may be positive or negative.

w

Potential over-concentration in particular commodity sectors-the commodities underlying the futures contracts included in the Index are concentrated in a limited number of sectors, particularly energy, agriculture and industrial metals.

w	No interest payments—You will not receive any periodic interest payments on the Securities.

w

There may be little or no secondary market for the Securities—The Securities will not be listed or displayed on any securities exchange or any electronic communications network. There can be no assurance that a secondary market for the Securities will develop. If you sell your Securities prior to the applicable exchange date or the maturity date, you may have to sell them at a substantial loss.

w	Limited history of the Index—The Index has a limited performance history, and it is uncertain how the Index will perform as a tradable Index and how useful it will be for purposes of trading.

Investors are urged to review “Risk Factors” in the preliminary prospectus supplement relating to this offering for a more detailed description of the risks related to an investment in the Securities.

The returns on UBS structured securities are linked to the performance of the relevant underlying asset or index. Investing in a structured security is not equivalent to investing directly in the underlying asset or index. Before investing, investors should carefully read the detailed explanation of risks, together with other information in the relevant offering materials discussed below, including but not limited to information concerning the tax treatment of the investment. UBS AG has filed a registration statement (including a prospectus) with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents UBS AG has filed with the SEC for more complete information about UBS AG and this offering. You may get these documents for free by visiting EDGAR on the SEC web site at www.sec.gov. Alternatively, you can request the prospectus by calling toll-free at 1-800-657-9836.